Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-130074

Prospectus Supplement to Prospectus dated December 5, 2006.

£500,000,000*

The Goldman Sachs Group, Inc.

7.25% Notes due 2028

The Goldman Sachs Group, Inc. will pay interest on the notes on April 10 and October 10 of each year. The first such payment will be made on October 10, 2008. Goldman Sachs may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement. In addition, if Goldman Sachs becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, Goldman Sachs may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

Application is being made to list the notes on the Official List of the Luxembourg Stock Exchange and to admit them to trading on the Regulated Market of the Luxembourg Stock Exchange, which is a regulated market within the meaning of Directive 93/22/EEC. However, Goldman Sachs is under no obligation to maintain the listing if the application is granted. See “Underwriting” on page S-11 for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Initial public offering price	103.571%	£129,463,750
Underwriting discount	0.875%	£1,093,750
Proceeds, before expenses, to Goldman Sachs	102.696%	£128,370,000

The information set forth in the table above relates to £125,000,000 principal amount of the notes being initially offered on the date of this prospectus supplement, which we refer to as the “reopened notes”. The initial public offering price set forth above does not include accrued interest on the reopened notes from April 10, 2008. Such accrued interest to but excluding the original issue date of the reopened notes must be paid by the purchaser.

*This prospectus supplement relates to £500,000,000 aggregate principal amount of the notes. £125,000,000 principal amount of the reopened notes is being initially offered on the date of this prospectus supplement. The underwriters expect to deliver book-entry interests in the reopened notes on April 24, 2008 through the facilities of Euroclear and Clearstream, Luxembourg against payment in immediately available funds.

The remaining £325,000,000 principal amount of the notes described in this prospectus supplement, which we refer to as the “original notes,” was issued on April 10, 2008 at an initial public offering price of 99.136% per note, or £371,760,000 in total (excluding accrued interest), at an underwriting discount of 0.875% per note, or £3,281,250 in total, and with proceeds, before expenses, to The Goldman Sachs Group, Inc. of 99.261% per note, or £368,478,750 in total.

Goldman Sachs International intends to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, may also offer the notes in the United States.

Goldman Sachs may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale and, unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and the accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs International

Prospectus Supplement dated April 21, 2008.

SPECIFIC TERMS OF THE NOTES

Please note that in this section entitled “Specific Terms of the Notes”, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, in this section, references to “holders” mean The Depository Trust Company or its nominee and not indirect owners who own beneficial interests in notes through participants in The Depository Trust Company, Euroclear or Clearstream, Luxembourg, or in notes registered in street name. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The reopened notes, together with the original notes we issued on April 10, 2008, have identical terms and are part of a single series of senior debt securities issued under our debt indenture. In this prospectus supplement, the term “notes” means the reopened notes we are initially offering on the date of this prospectus supplement and the original notes we issued on April 10, 2008, unless the context otherwise requires.

This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the 7.25% Notes due 2028

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 7.25% Notes due 2028

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount of the reopened notes: £125,000,000

•	Total aggregate principal amount of notes outstanding upon completion of this offering: £500,000,000 (of this total £375,000,000 was issued on April 10, 2008)

•	Initial public offering price: 103.571% of the principal amount of the reopened notes, plus accrued interest, if any, from April 10, 2008

•	Underwriting discount: 0.875% of the principal amount of the reopened notes

•	Net proceeds to the issuer: 102.696% of the principal amount of the reopened notes

•	Issue date: April 24, 2008 (for the reopened notes); April 10, 2008 (for the original notes)

•	Due date for principal: April 10, 2028

•	Interest rate: 7.25% annually

•	Date interest starts accruing: April 10, 2008 (for the reopened and original notes)

•	Due dates for interest: every April 10 and October 10

•	First due date for interest: October 10, 2008 (for the reopened and original notes)

•	Regular record dates for interest: every March 26 and September 26

•	Day count: Actual/Actual (ICMA), which is the factor equal to the number of days accrued, divided by the number of days in the year

•	Denomination: minimum denomination of £50,000 and integral multiples of £1,000 thereafter

•	Specified Currency: Payments of interest and principal on the notes will be made in pounds sterling (“£”), except in limited circumstances as described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency related risks as described in “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus.

•	Business Day: Any day that is not a Saturday or Sunday, and that is not a day on which banking institutions are generally authorized or obligated by law, regulation or executive order to close in The City of New York or London.

•	Following unadjusted business day convention: For any interest payment date that falls on a day that is not a business day, any payment due on such interest payment date will be postponed to the next day that is a business day; provided that, interest due with respect to such interest payment date shall not accrue from and including such interest payment date to and including the date of actual payment of such interest as so postponed.

•	Defeasance: The notes are not subject to defeasance and covenant defeasance by us.

•	Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payments to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described below under “— Payment of Additional Amounts”.

•	Redemption: We will have the option to redeem the notes, in whole or in part, at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below under “— When We Can Redeem the Notes”, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed, at the adjusted U.K. gilt rate described below under “— When We Can Redeem the Notes”, plus 100 basis points, plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

•	Tax Redemption: We will have the option to redeem the notes before they mature if we become obligated to pay additional amounts on the notes because of changes in U.S. withholding tax requirements as described below under “— When We Can Redeem the Notes”.

•	Repayment at option of holder: none

•	Exchange rate agent: Holders will not be entitled to receive payments on the notes in any currency other than pounds sterling, except that, if pounds sterling are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in pounds sterling by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange rate agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change. See “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — How We Will Make Payments Due in Other Currencies” in the accompanying prospectus.

•	Listing: Application is being made to list the notes on the Regulated Market of the Luxembourg Stock Exchange, although we are not required to maintain the listing and may terminate the listing upon certain events. See “Underwriting” on page S-11 for additional information.

•	ISIN code: XS0357124618

•	Common code: 035712461

Additional Information About the Notes

Book-Entry System

We will issue the notes as global notes registered in the name of a nominee of a common depositary for Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), and Euroclear Bank SA/NV, as operator of the Euroclear system (“Euroclear”). Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Clearstream, Luxembourg and Euroclear systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Euroclear and Clearstream, Luxembourg. The initial common depositary for Clearstream, Luxembourg and Euroclear will be The Bank of New York, and The Depository Trust Company will not be the depositary for the notes. For the purposes of the notes, references to the “depositary” in this prospectus supplement and the accompanying prospectus mean the common depositary or such other entity that is the registered holder of the notes on behalf of Clearstream, Luxembourg or Euroclear or their successors.

The distribution of the notes will be cleared through Clearstream, Luxembourg and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Euroclear and Clearstream, Luxembourg participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in pounds sterling.

Clearstream, Luxembourg and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream, Luxembourg and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream, Luxembourg or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream, Luxembourg and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the debt indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

In addition, Clearstream, Luxembourg or Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. Because of time-zone differences, owners of beneficial interests in the notes who wish to transfer interests in their notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day.

Certificated Notes

We will issue notes to you or your nominees, in fully certificated registered form, only if (1) we advise the trustee in writing that both Clearstream, Luxembourg and Euroclear are no longer willing or able to discharge their responsibilities properly, and the trustee or we are unable to locate qualified successors within 60 days; (2) an event of default with respect to the notes has occurred and is continuing under the debt indenture; or (3) we, at our option, elect to terminate the book-entry system. If any of the three above events occurs, the trustee will reissue the notes in fully certificated, registered form and will recognize the registered holders of the certificated notes as holders under the debt indenture.

In the event individual certificates for the notes are issued, the holders of such notes will be able to receive payment on the notes, effect transfers and exchanges of the notes and replace lost, stolen, destroyed or mutilated notes at the offices of the Luxembourg paying and transfer agent. We have appointed Dexia Banque Internationale à Luxembourg, société anonyme as paying and transfer agent in Luxembourg with respect to the notes in individual certificated form, and as long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a payment and transfer agent in Luxembourg. If we add, replace or terminate a paying and transfer agent or trustee, we will give notice in the manner described below under “— Notices”.

Unless and until we issue the notes in fully certificated, registered form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary, which may act upon instructions from direct participants in Clearstream, Luxembourg or Euroclear; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, which may distribute them to you in accordance with its policies and procedures.

Notices

The trustee will mail notices by first class mail, postage prepaid, to each holder’s last known address as it appears in the security register that the trustee maintains. The trustee will only mail these notices to the registered holder of the notes, unless we reissue the notes to you or your nominees in fully certificated form.

In addition, as long as any notes are listed on the Luxembourg Stock Exchange and its rules require, notices to holders of registered notes will be given by publication in a daily newspaper of general circulation in Luxembourg, which we expect to be the d’Wort, or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. The term “daily newspaper” means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. A notice will be considered received on the date it is first published. If notice cannot be given as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical to publish the notice, then notice will be given in another form. The alternate form of notice will be sufficient notice to each holder. Notices to be given to holders of notes in registered form will be sent by mail to the respective addresses of the holders as they appear in the security register and will be deemed delivered when mailed. Neither the failure to give notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Payment of Additional Amounts

We intend to make all payments on the notes without deducting U.S. withholding taxes. If we are required by law to deduct such taxes on payments to non-U.S. investors, however, we will pay additional amounts on those payments to the extent described in this subsection.

We will pay additional amounts on a note only if the beneficial owner of the note is a United States alien. The term “United States alien” means any person who, for U.S. federal income tax purposes, is:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership one or more of the members of which is, for U.S. federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust; or

•	a nonresident alien fiduciary of an estate or trust that is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

If the beneficial owner of a note is a United States alien, we will pay all additional amounts that may be necessary so that every net payment of interest or principal on that note will not be less than the amount provided for in that note. By net payment we mean the amount we or our paying agent pays after deducting or withholding an amount for or on account of any present or future tax, assessment or other governmental charge imposed with respect to that payment by a U.S. taxing authority.

Our obligation to pay additional amounts is subject to several important exceptions, however. We will not pay additional amounts for or on account of any of the following:

•	any tax, assessment or other governmental charge imposed solely because at any time there is or was a connection between the beneficial owner — or between a fiduciary, settlor, beneficiary or member of the beneficial owner, if the beneficial owner is an estate, trust or partnership — and the United States (other than the mere receipt of a payment or the ownership or holding of a note), including because the beneficial owner — or the fiduciary, settlor, beneficiary or member — at any time, for U.S. federal income tax purposes:

—	is or was a citizen or resident or is or was treated as a resident of the United States;

—	is or was present in the United States;

—	is or was engaged in a trade or business in the United States;

—	has or had a permanent establishment in the United States;

—	is or was a domestic or foreign personal holding company, a passive foreign investment company or a controlled foreign corporation;

—	is or was a corporation that accumulates earnings to avoid U.S. federal income tax; or

—	is or was a “ten percent shareholder” of The Goldman Sachs Group, Inc.;

•	any tax, assessment or other governmental charge imposed solely because of a change in applicable law or regulation, or in any official interpretation or application of applicable law or regulation, that becomes effective more than 15 days after the day on which the payment becomes due or is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax, or any similar tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge imposed solely because the beneficial owner or any other person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the United States of the holder or any beneficial owner of the note, if compliance is required by statute, by regulation of the

U.S. Treasury department or by an applicable income tax treaty to which the United States is a party, as a precondition to exemption from the tax, assessment or other governmental charge;

•	any tax, assessment or other governmental charge that can be paid other than by deduction or withholding from a payment on the notes;

•	any tax, assessment or other governmental charge imposed solely because the payment is to be made by a particular paying agent (including The Goldman Sachs Group, Inc.) and would not be imposed if made by another paying agent;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings or any law implementing or complying with, or introduced in order to conform to, such Directive;

•	by or on behalf of a holder who would be able to avoid withholding or deduction by presenting the note to another paying agent in a Member State of the European Union;

•	any tax, assessment or other governmental charge imposed solely because the holder (1) is a bank purchasing the note in the ordinary course of its lending business or (2) is a bank that is neither (A) buying the note for investment purposes only nor (B) buying the note for resale to a third party that either is not a bank or holding the note for investment purposes only; or

•	any combination of the taxes, assessments or other governmental charges described above.

In addition, we will not pay additional amounts with respect to any payment of principal or interest to any United States alien who is a fiduciary or a partnership, or who is not the sole beneficial owner of the payment, to the extent that we would not have to pay additional amounts to any beneficiary or settlor of the fiduciary or any member of the partnership, or to any beneficial owner of the payment, if that person or entity were treated as the beneficial owner of the note for this purpose.

When we refer to a “U.S. taxing authority” in this subsection and “— Payment of Additional Amounts” above, we mean the United States of America or any state, other jurisdiction or taxing authority in the United States. When we refer to the “United States”, we mean the United States of America, including the states and the District of Columbia, together with the territories, possessions and all other areas subject to the jurisdiction of the United States of America.

When we refer to any payment of interest or principal on a note, this includes any additional amount that may be payable as described above in respect of that payment.

When We Can Redeem the Notes

We will not be permitted to redeem the notes before their stated maturity, except as described below. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note. In addition, you will not be entitled to require us to buy your note from you before its stated maturity.

Optional Redemption

We will have the option to redeem the notes, in whole or in part, at our option at any time, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) as determined by the quotation agent described below, the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed, not including any portion of these payments of interest accrued as of the date on which the notes are to be redeemed, discounted to the date on which the notes are to be redeemed, based on the actual number of days in each year, at the adjusted U.K. gilt rate described below, plus 100 basis points, plus, in each case, accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

We will use the following procedures to calculate the adjusted U.K. gilt rate. We will appoint Goldman Sachs International or its successor and two or more other primary United Kingdom Government Obligations dealers in London as reference dealers, and we will appoint Goldman Sachs International or its successor to act as our quotation agent. If Goldman Sachs International or its successor is no longer a primary United Kingdom Government Obligations dealer, we will substitute another primary United Kingdom Government Obligations dealer in its place as a reference dealer.

The quotation agent will select a United Kingdom Government Obligation that has a maturity comparable to the remaining maturity of the notes that would be used in accordance with customary financial practice to price new issues of sterling-denominated corporate debt securities with a maturity comparable to the remaining maturity of the notes. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable United Kingdom Government Obligation as of 11:00 a.m., London time, on the third business day before the redemption date. We will calculate the average of the bid and asked prices provided by each reference dealer, eliminate the highest and the lowest reference dealer quotations and then calculate the average of the remaining reference dealer quotations. However, if we obtain fewer than three reference dealer quotations, we will calculate the average of all the reference dealer quotations and not eliminate any quotations. We call this average quotation the comparable gilt price. The adjusted U.K. gilt rate will be the rate per annum equal to the equivalent yield to maturity of a United Kingdom Obligation whose price, expressed as a percentage of its principal amount, is equal to the comparable gilt price.

Tax Redemption

We will be entitled, at our option, to redeem the outstanding notes, in whole and not in part, if at any time we become obligated to pay additional amounts on any of those notes on the next interest payment date, but only if our obligation results from a change in the laws or regulations of any U.S. taxing authority, or from a change in any official interpretation or application of those laws or regulations, that becomes effective or is announced on or after April 2, 2008. If we redeem any notes, we will do so at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued interest to the redemption date.

Redemption Procedures

If we become entitled to redeem the notes in any of the above situations, we may do so at any time on a redemption date of our choice. However, we must give the holders of the notes being redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date and not more than 90 days before the next date on which we would be obligated to pay additional amounts. In addition, our obligation to pay additional amounts must remain in effect when we give the notice of redemption. We will give the notice in the manner described under “Description of Debt Securities We May Offer — Notices” in the accompanying prospectus.

We or our affiliates may purchase notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect Goldman, Sachs & Co. and Goldman Sachs International to make a market in the notes by purchasing and reselling notes from time to time. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the plan; governmental plans may be subject to similar prohibitions unless an exemption is available to the transaction.

The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans, and, accordingly, prohibited transactions may arise if the notes are acquired by a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38), and transactions with service providers under an exemption in Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less nor pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the Plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent Goldman Sachs on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements and financial statement schedule of Goldman Sachs incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended November 30, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” for each of the five fiscal years in the period ended November 30, 2007 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited condensed consolidated financial statements of Goldman Sachs as of the three months ended February 29, 2008 and for the three months ended February 23, 2007 incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their report dated April 3, 2008 incorporated by reference herein states that they did not audit and they do not express an opinion on the unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedure applied. PricewaterhouseCoopers LLP is not subject to the liability provision of Section 11 of the U.S. Securities Act of 1933 for their reports on unaudited condensed consolidated financial statements because the reports are not “reports” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the U.S. Securities Act of 1933.

UNDERWRITING

The Goldman Sachs Group, Inc. and Goldman Sachs International have entered into an underwriting agreement with respect to the £125,000,000 principal amount of the notes initially offered on the date of this prospectus supplement, which we refer to as the “reopened notes”. The remaining £375,000,000 principal amount of notes, which we refer to as the “original notes”, was purchased by Goldman Sachs International and certain other underwriters in connection with the initial offering and sale of those notes and their issuance on April 10, 2008 at an initial public offering price of 99.136% per note, or £371,760,000 in total (excluding accrued interest), at an underwriting discount of 0.875% per note, or £3,281,250 in total, and with proceeds, before expenses, to The Goldman Sachs Group, Inc. of 99.261% per note, or £368,478,750 in total. Subject to certain conditions, Goldman Sachs International has agreed to purchase £125,000,000 principal amount of the reopened notes.

The purchase price of the reopened notes payable by Goldman Sachs International represents the offering price of 103.571% of the principal amount thereof (plus any accrued interest) less a combined commission of 0.875% of such principal amount.

Neither Goldman Sachs International, nor any of its affiliates, may offer or sell the reopened notes at a price that is less than 103.571% of the principal amount of the reopened notes until the specified time notified to such parties by Goldman Sachs International. After the reopened notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriter.

Goldman Sachs International intends to offer the notes for sale primarily in Europe. Goldman Sachs International, acting through Goldman, Sachs & Co., as its U.S. selling agent, may offer the reopened notes for sale in the United States.

The Goldman Sachs Group, Inc. has been advised by Goldman, Sachs & Co. and Goldman Sachs International that Goldman, Sachs & Co. and Goldman Sachs International currently make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the issue date, issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the reopened notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale. The initial public offering price of the £375,000,000 principal amount of the original notes issued on April 10, 2008 was 99.136% of their par value.

Goldman Sachs International has informed us that it does not intend, and Goldman, Sachs & Co. is not permitted, to sell notes in this offering to an account over which it exercises discretionary authority without the prior written approval of the customer to which the account relates.

This Prospectus Supplement may be used by U.S. affiliates of Goldman Sachs International and other U.S. broker-dealers in connection with offers and sales of notes to persons located in the United States. These offers and sales may involve notes initially sold in this offering outside the United States.

The Goldman Sachs Group, Inc. has applied to list these notes on the Luxembourg Stock Exchange in accordance with the rules thereof but cannot assure you that these notes will be approved for listing.

Goldman Sachs International has represented and agreed that it will not offer or sell the notes in the United States unless such offers or sales are made by or through Financial Industry Regulatory Authority (“Finra,” formerly known as NASD) member broker-dealers registered with the U.S. Securities and Exchange Commission.

Goldman Sachs International has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area (Iceland, Norway and Liechtenstein in addition to the member states of the European Union) which has implemented the Prospectus Directive (each, a “Relevant Member State”), Goldman Sachs International has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances which do not require the publication by The Goldman Sachs Group, Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this section, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Future Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or ready by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest howsoever described in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures, and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended; the “FIEL”). Goldman Sachs International has represented and agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan), or to others for re offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and other applicable laws, regulations and ministerial guidelines of Japan.

Goldman Sachs International has represented and agreed that, the offering of the notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly, no notes may be offered, sold or delivered, nor may copies of the prospectus supplement or the accompanying prospectus or any other document relating to the notes be distributed in the Republic of Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1 July 1998, as amended, or (ii) in circumstances which are exempted from the Rules on Solicitation of Investments pursuant to Article 100 of Legislative Decree No. 58 of 24 February 1998 (the Financial Services Act) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

Any offer, sale or delivery of the notes or distribution of copies of the prospectus supplement or the accompanying prospectus or any other document relating to the notes in the Republic of Italy under (i) or (ii) in the preceding paragraph must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1 September 1993 (the Banking Act), (b) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending on, among other things, the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics and (c) in compliance with any other applicable laws and regulations. Insofar as the requirements above are based on laws that are superseded at any time pursuant to the Prospectus Directive, those requirements will be replaced by the applicable requirements under the Prospectus Directive or the relevant implementing laws.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses for the notes, excluding underwriting discounts and commissions, whether paid to Goldman Sachs International or any other underwriter, will be approximately $205,000, including $130,000 in respect of the reopened notes.

The Goldman Sachs Group, Inc. has agreed to indemnify Goldman Sachs International against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman Sachs International has in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to The Goldman Sachs Group, Inc. and its affiliates, for which it has in the past received, and may in the future receive, customary fees.

PRINCIPAL EXECUTIVE OFFICE OF THE ISSUER

The Goldman Sachs Group, Inc.
85 Broad Street
New York, New York 10004
United States of America

TRUSTEE, REGISTRAR, TRANSFER AGENT,
PRINCIPAL PAYING AGENT AND CALCULATION AGENT

The Bank of New York
101 Barclay Street
New York, New York 10286
United States of America

LISTING AGENT, PAYING AGENT AND TRANSFER AGENT IN LUXEMBOURG

Dexia Banque Internationale à Luxembourg
69, route d’Esch
L-2953 Luxembourg
Luxembourg

LEGAL ADVISORS

To the Issuer as to U.S. law	To the Underwriter as to U.S. law

Associate General Counsel The Goldman Sachs Group, Inc. 85 Broad Street New York, New York 10004 United States of America	Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States of America

AUDITORS TO
THE ISSUER

PricewaterhouseCoopers LLP
300 Madison Avenue
New York, New York 10017
United States of America

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

£500,000,000*

The Goldman Sachs
Group, Inc.

7.25% Notes due 2028

Goldman Sachs International